Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Enpro Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock ($0.01 par value)	Rule 457(c) and Rule 457(h)	400,000 (2)	$157.66 (3)	$63,064,000	$153.10 per $1,000,000	$9,655.10
Total Offering Amounts					$63,064,000		$9,655.10
Total Fee Offsets (4)							$0
Net Fee Due							$9,655.10

1.
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2.
Consists of an additional 400,000 shares of common stock, $0.01 par value, (the “Common Stock”) of Enpro Inc. (the “Registrant”) issuable under the Enpro Inc. 2020 Equity Compensation Plan (as amended and restated effective April 30, 2025) (the “Plan”) pursuant to the terms of the Plan.

3.
In accordance with Rule 457(h)(1) of the Securities Act, the price for the shares is computed on the basis of the average high and low prices for the common stock of Enpro Inc. on May 2, 2025 as reported on the New York Stock Exchange, which is $157.66.

4.	The Registrant does not have any fee offsets.